Exhibit (c)(8)

STRICTLY CONFIDENTIAL

Presentation to

Executing A Potential Tercica Buyout

Goldman Sachs Paris Inc. et Cie 14-Feb-2008

STRICTLY CONFIDENTIAL

Table of Contents

I.      Executive Summary

II.     Executing a Buyout of Tercica’s Publicly Held Shares

III.    Next Steps

Appendix A: Additional Materials

Goldman Sachs does not provide accounting, tax or legal advice. In addition, we mutually agree that, subject to applicable law, you may disclose any aspects of any potential transaction or structure described herein that are necessary to support any U.S. federal income tax benefits with no limitations imposed by Goldman Sachs.

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I. Executive Summary

Executive Summary 1

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Executive Summary Potential Tercica Buyout

■      A buyout of Tercica’s publicly held shares would be a visible and “public” process involving a diverse group of stakeholders with differing interests. It would be challenging for Ipsen to control the “agenda” and the timetable of such a potential transaction once the process is launched

■       It would be crucial for Ipsen to develop upfront in this potential process a precise price strategy for the bid, including a clear walk-away price, in order to negotiate effectively

—     Event-driven and activist investors would enter the Tercica stock upon rumours or upon the announcement of a transaction and assemble thereafter elements for an aggressive valuation of Tercica, with the objective of driving up the bid price

■      In light of existing relationships between Ipsen and Tercica, the preferred approach tactic would be friendly, informal and confidential. Notwithstanding the good historical relationships between both firms, negotiations could however become difficult due to the strong focus of US boards of directors on their fiduciary duties

■       In terms of transaction structure, Ipsen’s objective could be to secure an agreement from Tercica’s Board on a one-step merger structure

—     However, the ultimate deal structure would be to some extent driven by the dynamics of the negotiation process and a two-step tender/merger structure also represents standard practice in the US

—     If Ipsen were to launch a hostile offer on Tercica, there would be no certainty that Ipsen could reach the minimum 60% ownership threshold

■      At this stage, financing for the transaction would be expected to come from a club deal including Ipsen’s relationship banks

■      Strategic rationale for acquiring Tercica is compelling: it addresses some of Ipsen’s challenges in terms of growth and geographic profile while strengthening the company’s endocrinology portfolio. From a financial perspective, the transaction would be expected to be EPS dilutive until 2010

Executive Summary 2

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II.	Executing a Buyout of Tercica’s Publicly Held Shares

Executing a Buyout of Tercica’s Publicly Held Shares 3

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Key Execution Considerations on the Process

(1)    Who are the key parties involved?

(2)    What is the potential price strategy for the bid?

(3)    Tactically, how should Ipsen approach Tercica?

(4)    What is the potential deal structure and its key terms?

(5)    What is the sequence of events in a friendly scenario?

(6)    What is the likelihood of an unfriendly scenario?

(7)    What are the options to finance the transaction?

(8)    How will the acquisition impact Ipsen’s financial performance?

(9)    What is the best way to retain Tercica’s employees?

(10)   How will Ipsen communicate to the market?

(11)   What are the potential risks for Ipsen?

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(1) Who Are the Key Parties Involved?

Key Takeaways

■      A buyout of Tercica’s public shareholders involves a highly visible process encompassing a large number of Tercica stakeholders whose interests will not necessarily be aligned with those of Ipsen

—     Special Committee of Tercica’s Board of Directors, driven by its fiduciary duty

—     Management and employees, focused on maximising option proceeds and ensuring their future

—     Shareholders, including aggressive event-driven / activist investors and proxy advisory firms

—     Tercica’s advisory team, driven by value maximisation and deal certainty

—     Generalist / specialized press

—     Regulators

■      Once the transaction enters the public domain, Ipsen will not be in a position to control fully the “agenda” with such a diverse and driven group of stakeholders

■      To handle effectively this situation, Ipsen has put in place a core team of M&A advisors (Goldman Sachs, Freshfields). If the Board decides to move forward on the exploration of a potential transaction with Tercica, further experts will be brought on-board (public relations, proxy solicitor, HR advisor)

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(1) Who Are the Key Parties Involved? Tercica “Universe”

Tercica Management		Tercica Board of Directors		Top Tercica Shareholders[1]
■ John A. Scarlett ■ Ross G. Clark ■ Richard A. King ■ Ajay Bansal ■ Stephen N. Rosenfield ■ Thorsten von Stein	■ Andrew Grethlein ■ Susan Wong ■ George Bright ■ Sandra L. Blethen ■ Gordon Treadway ■ William Yates	■ John A. Scarlett ■ Ross G. Clark ■ Alexander Barkas* ■ Karin Eastham*	■ Dr. Henner* ■ Mark Leschly* ■ David Mahoney* ■ Christophe Jean	■ Ipsen ■ MPM Capital ■ AIM Trimark Investments ■ Prospect Venture Partners ■ Rho Capital Partners	■ MedImmune Ventures ■ MedImmune ■ State of Wisconsin Investment Board ■ T. Rowe Price Associates ■ Barclays Global Investors

* Independent Director (according to Nasdaq listing standards)

Tercica Core Advisory Team				Event driven Investors / Activists
■ Investment Bank ■ Legal advisors ■ Proxy solicitor (Innisfree)				■ Only upon takeover rumours / announcement of transaction
Proxy Voting Advisory
■ Institutional Shareholder Services (ISS), Glass Lewis

Regulatory Bodies		Generalist / Specialized Press		Tercica Equity Analysts

■     Food and Drug Administration (FDA)

■     Securities and Exchange Commission (SEC)

■     Federal Trade Commission (FTC) (application of

   the Hart-Scott-Rodino Antitrust Improvements

   Act)

[1]   Source: Company, Thomson, Feb-2008

■ Wall Street Journal ■ Financial Times ■ BioCentury

■     Collins Stewart: Andrew Fein

■     FBR: Jim Reddoch

■     Lazard Capital Markets: Matthew Osborne

■     Lehman Brothers: Jim Birchenough

■     Baird: Christopher Raymond

■     Cowen: Eric Schmidt

■     Stanford Group: Biren Amin

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(1) Who Are the Key Parties Involved? Ipsen’s External Advisory Team

Current Core M&A Advisory Team
Identity	Role

Goldman Sachs Investment Banking	■ Overall process management ■ Advice on key strategic / tactical decisions (including bid tactics, structuring) ■ Negotiation ■ Valuation ■ Assist Ipsen in due diligence (if applicable)

Freshfields Bruckhaus Deringer Legal	■ Preparation of legal documentation ■ Structuring / negotiation ■ Assist Ipsen in due diligence (if applicable)
Advisors to be Appointed upon Decision to Proceed with the Transaction
Identity	Role

Public Relations

■      Advice on public communication strategies (press releases, presentation to the market / investors)

■      Role of “intermediary” between the press and Ipsen to ensure proper coverage and convey key messages

Proxy Solicitor	■ Solicit favorable votes from Tercica shareholders in case of a shareholders’ general meeting ■ Monitoring of tendering intentions in case of a tender offer

Legal advisor to GS	■ Financial advisor to retain its own US legal counsel

Human Resources Advisory	■ Propose a policy for the retention of key employees

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(2) What Is the Potential Price Strategy for the Bid?

Key Takeaways

■      To assess the attractiveness of Ipsen’s potential bid on Tercica, investors would likely focus on Tercica’s trading levels prior to announcement and “standard” premia in US biotechnology takeovers

■      The day an Ipsen-Tercica transaction is announced, Tercica’s shareholder base would most probably change significantly overnight and event-driven / activist investors would enter the stock

—     Such investors, focused on value, would build an aggressive value case “justifying” a high premium

■      Ipsen should be ready to address discrepancies between Tercica’s business plan and market consensus

■      Ipsen needs to have a clearly defined price discipline before entering a potential Tercica takeover

—     Pressure is high during the takeover process to increase bid price

—     Bidders with a clear notion of their “walk-away” price are more disciplined bidders and less inclined to concede unwarranted increases in the bid price

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(2) What Is the Potential Price Strategy for the Bid? Potential Price / Valuation Benchmarks

Valuation Benchmarks	Specific Drivers

Stock Related Metrics

■    Share Price

—     Spot price

—     Averages (1-month / 3-month / 6-month)

—     52-week high / low

■    Shareholders cost base

—     Historical Shares Traded at Various Prices

—     Main shareholders entry point

—     Options strike price for employees

Public Market Benchmarks	■ Research analysts’ target prices ■ Biotech peers trading multiples

M&A Benchmarks	■ Comparisons with precedent transactions in the biotechnology space (i.e., transaction multiples) ■ Share price premia paid in the US and biotechnology precedents

Fundamental Valuation	■ Intrinsic valuation (DCF) ■ Valuation of potential synergies

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(2) What Is the Potential Price Strategy for the Bid? Research Analyst Views on Tercica

Target Price as of 31-Jul-2007 ($)	Current Target Price ($)

Analyst Recommendation as of 31-Jul-2007	Current Analysts Recommendation

■      Target Price of research analysts are in $7 - $10 per share range

■      Median target price of $9 represents a 32% premium to current share price of $6.81 / share

■      70% of brokers have a Buy recommendation on Tercica

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(2) What Is the Potential Price Strategy for the Bid? DCF Analysis: Understanding / Addressing Projections Discrepancies

■      Significant variations among brokers’ sales and revenues forecasts, especially for Increlex

■      Tercica’s projections are significantly above brokers’ consensus; Tercica may discount its projections for risks to a lesser extent than its equity analysts, particularly for negotiation purposes

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(2) What Is the Potential Price Strategy for the Bid? Selected Price / Valuation Benchmarks

	Valuation Range ($ per share)	Comment

52 Week Trading Range		■ Minimum of $4.71 s of 01-Aug-2007 ■ Maximum of $7.77 as of 05-Nov-2007

Research Analysts Target Price		■ Minimum target price of $7.0 for Robert Baird and FBR (02-Nov-2007) ■ Maximum target price of $10.0 for Stanford Group (20-Dec-2007) and Lazard Capital (02-Nov-2007)

US Minority Buyouts Precedents Since 2000		■ Min: share price of $6.81 as of 12-Feb-2008 + 15.9% premium (median of initial premium) ■ Max: share price of $6.81 as of 12-Feb-2008 + 25.0% premium (median of final premium)

Premium in Precedent Biotech Transactions		■ Min: share price of $6.81 as of 12-Feb-2008 + 35.1% premium (median of premium) ■ Max: share price of $6.81 as of 12-Feb-2008 + 50.0% premium (median of premium)

“Desktop” DCF Valuation (Brokers’ Consensus)		■ DCF valuation based on brokers’ consensus of $9.1 / share ■ Additional $3.0 / share upside from Combo ■ Wacc of 10.0%, 3.5% perpetuity growth rate

■      Selected benchmarks suggest that shareholders could try to articulate a case for an equity valuation of Tercica above $10 per share

■      Besides the biotech premium analysis and the target prices of selected brokers, shareholders could possibly rely on DCF scenario yielding rich equity values

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(3) Tactically, How Should Ipsen Approach Tercica?

Key Takeaways

■      Before making any potential approaches to Tercica’s CEO, Ipsen needs a clear view on:

—     Proper timing: not a major constraint since no material news flow expected from Tercica in 2008

—     Potential clearing price and walk-away price

—     Consultation Notice contractual process: Tercica has a 30-day deadline to reach an agreement

—     “Plan B”: if initial discussions are unfruitful or Tercica forces rapid public disclosure

■      In light of the existing business relationships between Ipsen and Tercica and the importance of maintaining such relationships, preferred approach tactic would be friendly, informal and confidential

—     In confidential negotiations, there are risks of leaks and disclosure. Experience in the US context suggests nonetheless that it is possible to maintain confidentiality for a limited number of weeks

—     Process framework to be vetted by lawyers to ensure that none of the Board decisions, discussions between principals or document exchanges trigger public disclosure (including 13D for Ipsen)

■       Notwithstanding the historical quality of the relationship / dialogue with Tercica, Ipsen should assume that the discussions / negotiations will rapidly become difficult

—     Strong litigation pressure in the United States context forces members of a Special Committee of the Board of Directors to be extremely focused on value maximisation and fairness of process

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(3) Tactically, How Should Ipsen Approach Tercica? Contractual Agreements with Tercica: Path to 38% Ownership

		Stake (%)	Acq. Price ($)	Premium (%)	# of shares (m)	Amount (m)	Cash Amount (€m)	Cum. Stake (%)

									■	30% premium over the 20-days weighted average share price
1)	Initial Equity Investment (Basic)	17.2%	$6.17	30%	12.5	€61.8	€61.8	17.2%	■	12.5m shares represent 24.3% of current total shares outstanding of 51.4m shares

2)	Convert 1 -Upfront Payment (Fully Diluted)	4.7%	$7.41	9%	3.4	$25.0		21.9%	■	Convertible notes 1 and 2 with no cash outflow for Ipsen

3)	Convert 2 - Milestones (Fully Diluted)	7.1%	$7.41	9%	5.1	€30.0		29.0%

4)	Convert 3 - Cash Investment (Fully Diluted)	2.8%	$7.41	9%	2.1	$15.2	€10.2	31.8%

5)	Warrants (Fully Diluted)	6.8%	$7.41	9%	4.9	$36.7	€24.6	38.6%	■ ■	Exercisable by 31-Dec-2010 Resulting fully diluted shares: 75.0m

		Ending Stake			28.1		€96.6	38.6%

Note: Assuming Reference share price of $4.75 (Average 15 days as of 17-Jul-06)

          Fully Diluted shares including: 10.6m of shares from Ipsen convertibles (incl. accrued interests),

          5.4m of options as of Dec-2007 and 0.3m of Kingsbridge warrants

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(3) Tactically, How Should Ipsen Approach Tercica? Contractual Agreements with Tercica: Governance & Rights Selection of Relevant Clauses

■      Board representation: 2 seats out of 9

■      Protective rights:

—     Right to veto material strategic transactions by Tribeca

—     Board to approve the acquisition of more than 9.9% of capital by third party (poison pill)

—     If Ipsen wants to increase its stake above 40% after 1 year:

–       Need to consult Tribeca’s board to reach friendly deal (Consultation Notice, No offer before 30 days of delivery of Consultation Notice and No later than 120 days)

–       If no agreement, capacity to launch bid (conditioned on increasing stake to at least 60%)

■      Change of control

—     For Ipsen’s protection, cross-licensing agreement includes termination right in case of change of control

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(3) Tactically, How Should Ipsen Approach Tercica? Nature of Approach

Approach: Letter to the Tercica Board vs. Informal “Verbal” Approach
Options	Description	Pros	Cons

Letter to Tercica Board: Aggressive / Soft Consultation Notice	■ Notice Letter addressed to Tercica’s Board ■ Soft or aggressive wording ■ Content of letter to impact the requirement for disclosure	■ Triggers 30-day period, setting a deadline ■ If disclosed, puts pressure on Tercica to conclude a deal	■ Creates unchecked speculation on “clearing price” ■ Forces the other side to act defensively ■ If disclosed, it will be more difficult for Ipsen to back-out from a PR perspective

Informal “Verbal” Approach	■ No formal Notice Letter ■ Focus on non-formal exchanges ■ Tercica may require a formal letter at some stage	■ Maintain sentiment conducive to positive interactions ■ Preserve option to back-out or to pursue more aggressive pathways at a later date

■      Gives more time to the other side to plan defensive actions

■      Potentially longer discussions

■      Tercica could make first disclosure and control public positioning of the transaction

■      Difficulty to control timing of leaks

■      Unable to gain consensus amongst shareholders on deal price

Private Discussions vs. Public Disclosure
	Pros	Cons

Private Discussion	■ Avoids disturbing discussion in an early stage ■ Limits pressure to do deal on parties	■ Limits incentive of Tercica Board to progress quickly in discussions ■ Unable to gain consensus amongst shareholders on deal price

Early Public Disclosure

■      Greater visibility on market price expectations

■      Ability to approach main shareholders early to assess clearing price

■      If disclosed, puts pressure on Tercica to conclude a deal

■      Precludes risk of disclosure on another party’s terms

■ Opens doors to potential interlopers ■ Activists will have an opportunity to interfere with the share price early in the process

■      It is usual practice in the USA to initiate such a transaction with a one-to-one meeting between both CEOs

■      Informal approach / private discussions provide flexibility to Ipsen and is consistent with current relationship between both companies. However, this strategy allows Tercica to control the timing and leaks can force public disclosure at any time

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(3) Tactically, How Should Ipsen Approach Tercica? Current Relationship and Associated Contractual Constraints

Permitted offers and stock purchases

■	Obligation to serve Consultation Notice to Tercica’s Board before launching a public offer without consent

— Sets a deadline for Tercica of 30 days to reach an agreement

— In case talks fail, Ipsen has right to launch a public offer

■	Hostile public offer has to comply with three constraints

— Announced at the latest 120 days after Consultation Notice is served

— Ipsen must commit to exercise warrants and convert notes

— Affiliation agreement requires that Threshold for public offer to be accepted is 60% (calculated as if warrants and notes had been converted / exercised)

Anticipating challenges to the process

■	Requirement of a “fair” process and a “fair” price for the transaction

— Ipsen should assume that Tercica will set up and Independent Committee of the Board

■	Based on the contractual terms of Ipsen’s relationship with Tercica and on Ipsen’s presence on Tercica’s Board, a friendly approach through Tercica’s Board of Directors seems preferable (in the initial stages)

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(4) What Is the Deal Structure and Its Key Terms?

Key Takeaways

■      One-step mergers and two-step tender/mergers are widely used transaction structures in the USA

—     Neither of these two structures is perceived by practitioners as being “better”: both have pros / cons

—     Ultimate transaction structure is often dictated by the specific dynamics of the negotiation process

—     Ipsen’s Board should a priori remain open to both options

■      Besides price, the potential terms being negotiated with the Tercica Special Committee would include:

—     “Majority of the Remainder”

—     Go-Shop / No-Shop clauses vs. Futility Statements: Ipsen’s veto rights on strategic transactions and its ability to block the acquisition of more than 9.9% of Tercica’s capital by a 3rd party limits Tercica’s ability to “shop”

—     Warranties

—     Stock options

■      Impact of upfront voting / support agreements remains somewhat theoretical due to degree of revocability

■      “Base case” could be for Ipsen to seek to combine an informal / private approach with the objective of securing agreement on a one-step merger structure

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(4) What Is the Potential Deal Structure and Its Key Terms? One Step Merger vs. Two-Step Tender Offer

Options	Description	Key Parameters	Considerations

Two-Step: Negotiated Tender Offer + Merger

■      First step: recommended tender offer

—     Ipsen purchases Tercica’s shares in exchange for cash by way of an offer directly to Tercica’s shareholders

■      Second step: merger

—     Merger to squeeze-out remaining shareholders takes place thereafter

■      The first step (tender offer) can be completed relatively quickly (if no regulatory delays) within as little as 20 business days following commencement of offer

—     Opportunity to extend tender offer period to reach targeted shareholding (ideally 90%)

■      Short-form merger is permissible upon acquisition by Ipsen of 90% of Tercica’s capital

■      Long form merger when <90% is acquired, leading to longer execution time

■      Special Committee negotiations for the positive recommendation can be difficult

■      Ipsen in the “driver’s seat” during the tender offer since it is in “direct” contact with the Tercica shareholders

■       Rule 13e-3 going private disclosure

■      SEC review likely

■      Non-tendering shareholders squeezed out in short form merger may seek appraisal rights

■      Financing needs to be in place at closing of the offer

■      Acceptance by “majority of remainder” often may be condition of offer

■      Subject to hold up by opposition if “majority of the remainder” condition

■      Optionality to have majority of shares without full merger

One-Step: Negotiated Merger	■ ALL Tercica’s stock is acquired in a one-step transaction pursuant to which Tercica merges with Ipsen (or one of its subsidiaries)	■ Avoids complications of tender offer (e.g., uncertainty to reach the 90%) ■ Financing only needs to be in place at closing of merger

■      Negotiations with the Special Committee on the merger agreement can be difficult

■      Rule 13e-3 going private disclosure

■      SEC review likely

■      Shareholders may seek appraisal rights

■      Subject to hold up by opposition if “majority of the remainder” condition

■      Both deal structures are considered “common practice “ in the USA and a decision on One-Step vs Two-Step is not required at this stage and would depend on a number of considerations (e.g. financing structure, Delaware law and deal execution issues)

■      While a negotiated merger is likely to result in a second price negotiation with shareholders (following the initial Board negotiation), it is likely to establish and control price expectations in the market versus a tender offer

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(4) What Is the Potential Deal Structure and Its Key Terms? Main Terms to Be Discussed

Selected Terms	Comments

Majority of the Remainder Requirement

■      Would require the approval (in the case of a merger) or the participation (in the case of a tender offer) of a majority of the Tercica shares not controlled by Ipsen in the merger / tender

■      This requirement is technically higher than the minimum threshold stated in the Affiliation Agreement (which contemplates a potential 60% level at which Tercica would remain traded)

—     Pros and cons of this term should be discussed

Voting / Support Agreements

■      Voting agreements can be utilised in the case of merger to line-up support prior to transaction announcement

■      Support Agreements are the equivalent, in the context of a tender offer, to an agreement to tender

—     Key to the determination of these agreements is the degree to which they are / are not revocable

Top-up Rights

■      Refers to an obligation upon the target involved in a two-step merger to sell new shares to the bidder following achievement of the minimum threshold to assist the bidder in reaching the 90% holding and thus in qualifying for a short-form merger

Other Offers	■ Ipsen and Tercica will need to agree as to how and when Tercica can solicit or entertain other offers as part of its duties to maximize purchase price

Warranties	■ Warranties may drive disclosure and provide some degree of protection for Ipsen prior to completion, but there are no post-closing indemnities available in US public acquisitions

Treatment of Tercica stock options	■ Cancellation, substitution or cash-out of the Tercica stock options will need to be determined, as does post-closing retention and incentive schemes

■ Transaction terms should be assessed within the overall framework of the transaction

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(4) What Is the Potential Deal Structure and Its Key Terms? Overview of Key Documents

Document	Two Step Tender Offer + Merger	One Step Merger	Key Content

Consultation notice	[✓]	[✓]	■ Request Tercica Board to open discussion and statement of terms

Voting/support agreement	[✓]	[✓]	■ Agreement to support bid ■ Address impact of superior bid/termination rights

Merger agreement	✓	✓	■ Agreed price and terms of transaction

Schedule 14D-9	✓		■ Tercica Board recommendation with respect to bid

Schedule TO/13D/13E3	✓		■ SEC mandated market disclosure — Detailed terms and conditions — Means of acceptance — Details of affiliation with Tercica given significant ownership

Financing documents	✓	✓	■ Market disclosure — Financing availability — Key terms of the facility

SEC information statement on Schedule 14C	✓		■ Disclosure relating to the shareholder meeting of Tercica in the absence of a proxy statement

Proxy statement		✓	■ Disclosure and request for proxy to vote

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(5) What Is the Sequence of Events of a Friendly Scenario?

Key Takeaways

■      Ipsen’s Board should bear in mind that both one-step and two-step processes are “lengthy” procedures

—     Two-step tender+merger: 5-6 weeks post agreement (assuming no regulatory delays) and a short form merger

—     One-step merger: 8-18 weeks post agreement (assuming no regulatory delays)

■      In such a public process characterised by litigation, regulatory reviews and the unpredictability of Tercica’s negotiating strategy, the timetable is bound to be a “moving target”

■      Ipsen’s Board of Directors would remain closely involved in the supervision of the process and provide guidance at the relevant inflection points. For example:

—     Decision to further explore a takeover of Tercica through an informal / confidential approach

—     Decision to serve the Consultation Notice

—     Approval of the agreement reached between Ipsen management and Tercica

—     Approval of any changes in the terms of the transaction (e.g., increase bid price during “2nd round” negotiation with investors

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Goldman Sachs

5 What Is the Sequence of Events of a Friendly Scenario?

2 -Step Tender Offer: Consultation Notice Served, 90%+ Shares Tendered

February March April May June July

Week 1 Week 2 Weeks 3 Week 4 Week 5 Week 8 Week 9 Week 10 Week 11 Week 12 Week 13 Week 14 Week 15 Week 16 Week 17 Week 18 Week 19

Ipsen Corporate Events

Board of Directors (26-Feb)

2007 Results (27-Feb)

Board final approval to send Consult. Notice (23-Mar)

Q1 2008 Sales (29-Apr)

Board to approve terms of the transaction (18-May)

AGM (4-Jun)

Board to review the outcome of TO (29-Jun)

Tercica Corporate Events

2007 Results (26-Feb)

Q1 2008 Results (Early May)

Process

Preparatory phase

Informal approach - CEO to CEO (19-Mar)

Consult. Notice sent to T. Board (24-Mar)

Consult. Notice review by T. Board (30 days)

Nego. with Board on the terms of the transac.

Announcement of the transaction (19-May)

Schedule TO/13D/13E3 Filed (29-May)

Tender Offer Period Tender Offer Period

Filing of Schedule 14D-9 (Commencement Day +10) (13-Jun)

Tender Offer closed (Commencement Day + 20) (29-Jun)

Announcement of short form merger (assuming 90% shares tendered) (30-Jun)

Financing

Preparation of lending banks presentation

Contacts/meetings with banks

Submission of firm proposals (23-Mar)

Commited Financing (24-Mar)

Documentation

Preparation of Consultation Notice

Financing Documents

Preparation of Schedule TO/13D/13E3

Preparation of Schedule 14D-9 by T. Board

Preparation of Merger Agreement

Market/Investor Communication on Transaction

Ipsen press release on offer (19-May)

Market/investor presentation (19-May)

Investor roadshow

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Goldman Sachs

5 What Is the Sequence of Events of a Friendly Scenario?

1-Step Merger

February March April May June July August

Week1 Week 2 Week 3 Week 4 Week 5 Week 8 Week 9 Week 10 Week 11 Week 12 Week 13 Week 14 Week 15 Week 16 Week 20 Week 21 Week 22 Week 23 Week 24 Week 25 Week 26

Ipsen Corporate Events

Board of Directors (26-Feb)

2007 Results (27-Feb)

Board final approval to send Consult. Notice (23-Mar)

Q1 2008 Sales (29-Apr)

Board to approve terms of the transaction (18-May)

AGM (4-Jun)

Ipsen Board statutus update on process (11-Aug)

Tercica Corporate Events

2007 Results (26-Feb)

Q1 2008 Results (Early May)

Process

Preparatory phase

Informal approach - CEO to CEO (19-Mar)

Consult. Notice sent to T. Board (24-Mar)

Consult. Notice review by T. Board (30 days)

Nego. with T. Board on the terms of the transac.

Announcement of the transaction (19-May)

SEC review period SEC Review Period

Respond to SEC Comments

Proxy sollicitation (20 days after clearing proxy materials with SEC)

Shareholder meeting (20-Aug)

Closing transaction (21-Aug)

Financing

Preparation of lending banks presentation

Contacts/meetings with banks

Submission of firm proposals (23-Mar)

Commited Financing (24-Mar)

Documentation

Preparation of Consultation Notice

Financing Documents

Preparation of Merger Agreement, 13D, 13E3

Proxy materials

Market/Investor Communication on Transaction

Ipsen press release on offer (19-May)

Market/investor presentation (19-May)

Investor roadshow

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(5) What Is the Sequence of Events of a Friendly Scenario? Potential Sources of Delays in the Process

Even within the framework of a friendly scenario, the buy-out of public shareholders in Tercica can experience delays

Potential Sources of Delay	Considerations

Tactics to slowdown pace of negotiation	■ Tercica may seek to leverage on the full 30-day negotiation period contractually provided by the agreements between Ipsen and Tercica

Resistance from Tercica shareholders	■ Objection to the transaction among Tercica shareholders may result in failure to reach the 90% required threshold to effect a quick short-form merger post completion of the tender offer ■ ISS

Litigation by activist shareholders	■ An injunction challenging the fairness of the procedure and / or the bid price would hold up the timetable

Appraisal by shareholders	■ Challenge by shareholders in the form of appraisal would hold finalisation of the acquisition process for determination of the merits of their appraisal claim

SEC review	■ Negative comments from the SEC on the offer documentation would hold up the timetable whilst suitable revisions are made and documents re-circulated (to the extent already circulated)

Amendments to the offer	■ A material change to the offer may result in an extension of the offer period (depending upon the point in time during the offer period that the change is made)

Regulatory approval	■ Absent other regulatory filings, antitrust review would lengthen the time to completion of the acquisition

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(6) What Is the Likelihood of an Unfriendly Scenario?

Key Takeaways

■      Assuming conversion of bonds and exercise of warrants by Ipsen:

—     Ipsen has 38.6% of Tercica’s diluted capital

—     Tercica Board members (including Ipsen) collectively control 62.3% of the diluted capital

One-Step Mergers

■      One-step merger structures are by definition friendly since they involve an agreement with Tercica’s Board

—     To obtain “majority of the remainder” at Tercica’s shareholders’ meeting voting on the merger, Ipsen needs to control 69% of Tercica’s capital

–       Since the Board (62.3%) is already in favour of the transaction, Ipsen only needs to gather an extra 7% of the votes at the general assembly to secure approval

Two-Step Tender-Merger

■      In an unfriendly scenario, Ipsen would face the hostility of 23.7% of the capital (i.e., other Board members)

—     Obtaining 90% (and ability to perform short-form merger) would not feasible due to the Board’s 23.7% hostile voting block

—     Obtaining 60% (and ability to perform long-form merger) would involve gathering 21.4% of the capital (or 57% of free float); however, if two top institutional investors known for their “activist nature” (AIM and State of Wisconsin) were to vote against the plan, Ipsen would need to gather c. 75% of remaining free float

■       Proceeding with an hostile offer would expose Ipsen to major execution risks and there would be no certainty regarding Ipsen’s ability to reach the targeted ownership thresholds

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(6) What Is the Likelihood of an Unfriendly Scenario? Impact of Board Votes on Feasibility of the Transaction

Number of shares after exercise of dilutive instruments				Tender Offer									Merger
			"Majority of remainder" not required								"Majority of Remainder" required		"Majority of remainder" not required		"Majority of Remainder" required
	Shares (m)	In %	> 60%				> 90%				> 69%		> 50%		> 69%
Ipsen	28.1	38.6%	Y	38.6%	Y	38.6%	Y	38.6%	Y	38.6%	Y	38.6%	Y	38.6%	Y	38.6%
Key shareholders	12.9	17.8%	Y	17.8%	N	-	Y	17.8%	N	-	Y	17.8%	Y	17.8%	Y	17.8%
Board members	2.6	3.6%	Y	3.6%	N	-	Y	3.6%	N	-	Y	3.6%	Y	3.6%	Y	3.6%
Key executives	1.7	2.4%	Y	2.4%	N	-	Y	2.4%	N	-	Y	2.4%	Y	2.4%	Y	2.4%
Sub-Total	45.4	62.3%		62.3%		38.6%		62.3%		38.6%		62.3%		62.3%		62.3%

Float	27.4	37.7%
o/w AIM	4.1	5.6%
o/w State of Wisconsin	2.5	3.4%

Additional Voting rights to reach threshold				0.0%		21.4%		27.7%		51.4%		7.0%		0.0%		7.0%
As a % of float				0.0%		56.8%		73.5%		136.4%		18.5%		0.0%		18.5%
As a % of float excl. AIM and State of Wisconsin				0.0%		74.6%		96.5%		179.3%		24.3%		0.0%		24.3%

Assuming that 100% of shareholders are present and vote Legend: “Y/N”: Vote for/against the transaction
Threshold not reached

■  The unfriendly approach, implying a tender offer, seems unlikely unless the Tercica Board vote can be split

■  In the context of a tender offer, it will be difficult to reach the 90% threshold required for a short form merger without the support of the Tercica Board, especially since key shareholders on the Tercica Board represent c.18% of diluted share capital

— By reaching a “majority of the remainder” (but <90%) threshold, Ipsen could still push through a long form merger if it gets comfortable with the challenge risks

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(7) What Are the Options to Finance the Transaction? Preliminary Considerations

Considerations on Financing Options		Total Consideration (€m)[1]

■	Ipsen is expected to remain clearly in a net cash position throughout the forecast period, on a pro-forma basis	Acquisition Price ($) / Premium to Current
		9.0 / 32%	9.5 / 40%	10.0 / 47%	10.5 / 54%	11.0 / 62%
		(295)	(310)	(325)	(340)	(355)

■	Post Tercica acquisition, Ipsen’s credit rating would be expected in the BB / BB+ range (i.e., in the “cross-over” territory between investment grade and sub-investment grade)
— Rating impacted positively by Ipsen’s strong franchise in targeted therapeutic areas, its solid EBITDA margins and its net cash position

—     Credit negatives include Ipsen’s modest size compared to other key pharma players, its dependence on the French market and the limited footprint in the key US and Japanese market, its heavy R&D investments and potential patent risks

■	Based on current market conditions and an implied BB / BB+ rating, the spread on the incremental debt could be estimated at 150bps – 175 bps
■	Ipsen would probably get the best financial terms on its new loan facility through a club deal with Ipsen’s existing relationship lending banks

[1] Assuming an acquisition as of 01-Jan-2008

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(8) How Will the Acquisition Impact Ipsen’s Financial Performance? Assuming an Acquisition in Jan-2008

■      Improvement of the Group’s revenue growth profile

■      The total cash-out for Ipsen associated with a buyout of Tercica’s public shareholders can represent c. €300m - €350m

■      On an EPS basis, the transaction would be dilutive on a short-term horizon, with break-even expected by 2011

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(9) What is the Best Way to Retain Tercica’s Employees?

Key Takeaways

■      Capacity for Ipsen to retain key Tercica employees is important for the overall success of the transaction

■       Tercica’s compensation and retention schemes are based on US biotech standards, compounded by the company’s presence in the San Francisco Bay Area, characterised by the “start-up” culture

—     Tercica relies on the use of stock options as a compensation and retention tool to a much greater extent than Ipsen

—     Stock options are awarded to a much broader base of employees compared to Ipsen. As a reference point at 31-Dec-2006, Ipsen’s stock options represent c.1.5% of the company’s basic shares outstanding, whereas this ratio stands at 10.5% for Tercica

■      Upon completion of the transaction, Ipsen would cash-out the Tercica employee stock options. Following the delisting of Tercica, Ipsen S.A. would remain the sole listed company in the group

■      With the help of an external HR advisor, Ipsen would have to design upfront an appropriate incentive scheme to ensure the retention of current Tercica employees and ensure the company’s competitiveness in the recruiting process with very limited recourse to stock option programmes

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(10) How Will Ipsen Communicate to the Market?

Themes	Considerations

Focus on targeted disease areas	■ Strengthen Ipsen’s Endocrinology Portfolio — Increlex EU — Somatuline US — Combo project

Implementation of US strategy	■ Concrete commercialisation plan of Somatuline in the US ■ Access to a US sales force, know-how and infrastructure ■ Another example of successful partnership

Development of worldwide franchise	■ Somatuline and Increlex become two worldwide products ■ Possibility for Ipsen to use its US arm to launch additional products in North America

Relative decrease in French market dependence	■ Increased revenues and earnings from the US

Value creation strategy

■      For Ipsen’s shareholders: value driven by monetisation of Somatuline US, in-licensing of Increlex and upside of stake in Tercica

■      Up to 40% stake in Tercica is a way to indirectly re-capture a portion of the value associated with Somatuline US and Increlex

■      Preliminary equity story for the transaction is perceived as attractive

■      Tercica management, Board and shareholders may be particularly interested in understanding the rationale for Ipsen’s decision to carry out the buy-out of Tercica’s public shareholders in 2008 instead of in 2010-2011 as was initially expected by the market

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(10) How Will Ipsen Communicate to the Market? Response by Ipsen to leaks / rumours

Scenario (1) Tercica share price moves materially and unexpectedly

■      Tercica may be forced by market authorities, or on its own initiatives if market reactions are adverse, to make a public statement

■      If Tercica does not reply, Ipsen should stick with a “no comment” policy as long as possible

—     “As a matter of policy, we do not comment on market rumours”

Scenario (2) Unnamed article disclosing on-going discussions

■      Stick with no comment as long as possible

—     “As a matter of policy, we do not comment on market rumours”

■      Ipsen can make an additional tactical statement to reduce market speculations on Tercica’s share price, by indicating that it currently has no intent to launch an offer

—     Such tactical communication decision would create a “freeze period” before Ipsen could make an offer on Tercica

—     This creates a number of risks if Ipsen does move ahead and may also complicate further disclosure

Scenario (3) Tercica issues official communication regarding the discussions

■      Ipsen provides an answer through a press release laying out at least its intentions and rationale for the approach

■      Answer will be tailored to status of discussions with Tercica and content / tone of Tercica’s official statement

■      Such disclosure would lead to update obligations

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(11) What Are the Potential Risks for Ipsen?

Theme	Risks	Considerations

Opposition from committee	■ Special Committee’s efforts to act independently may lead them oppose the deal or to set unreasonable price expectations

■      Ipsen should be prepared for lengthy discussion

■      Ipsen should enter the negotiation with a walk-away price at which it either (1) stops the discussion and awaits another opportunity or (2) carefully considers a hostile approach and appeals directly to the shareholders

Negative merger vote

■      Even if Special Committee negotiates and Ipsen reaches an agreement, activist shareholders could seek to use their ability to vote down the deal to demand a higher price post announcement

■       ISS may take negative stand on proposed terms

■      Winning the shareholders consent may be (1) prolonged (2) require price hike(s) (3) likely to be a highly public discussion and consequently poses potential reputational risk to Ipsen

■ Ipsen should focus on approaching key shareholders early in the process (as soon as made public) to make sure they support the agreement

Dissenting shareholders	■ Even if a majority of shareholders support the offer, dissenting shareholders may still decide to resort to litigation

■      Ipsen should make sure the price and discussion with the Board are perceived as fair

■      Ipsen should bare in mind that any internal communication (including that with its advisors) may have to be disclosed

Reputation and adverse effect on relationship with Tercica

■      Two reputational risk scenarios could occur following an official approach (1) no agreement reached with special committee and Ipsen decides to take the offer directly to shareholders (hostile) or (2) following agreement with the Special Committee Ipsen enters a prolonged public debate with dissenting shareholders as to value and accompanying litigation

■      Ipsen’s reputation impacted by a “failed” public approach

■      Business relationship with Tercica going forward would be impact by a failed approach

■      Perception of fairness is key

■      Ipsen should strive to maintain a positive “discussion” atmosphere

■      Ipsen should consider a scenario where buyout fails and prepare potential alternatives to communicate to the market

Leaks	■ Tercica’s Board has limited incentive to keep the discussion confidential	■ Clear communication strategy should be prepared in advance to react promptly to leak

Executing a Buyout of Tercica’s Publicly Held Shares 33

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III. Next Steps

Next Steps 34

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Next Steps

■      If Ipsen’s Board decides to proceed forward with an informal approach of Tercica to explore the possibility of a buy-out of public shareholders, a number of short-term tasks would need to be undertaken:

—     Formalisation of pricing tactics, particularly the reserve price

—     Formalisation of approach tactics

–       Script of CEO-to-CEO meeting, covering price and “industrial project” for Tercica

—     Formalisation of the legal analysis, particularly regarding requirements for public disclosure (13D)

—     Formalisation of the integration plan, including financial projections and synergies

—     Preparation for “Plan B” scenarios in case exploratory contacts with Tercica were to lead to leaks or public disclosure by Tercica, thus forcing Ipsen to initiate “public” as opposed to “private” discussions

—     Drafting of communication materials

–       Draft press releases and initial work on drafting of market / investor presentation

—     Formalisation of deal structuring and financing

–       Drafting of presentation to lending banks

—     Selection of external advisors (public relations, HR)

■      A thorough and detailed preparation phase will thus be required before initiating contacts

Next Steps 35

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Appendix A: Additional Materials

Additional Materials 36

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(1) Who Are the Key Parties Involved? Core M&A Advisory Team for Ipsen

Additional Materials 37

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(2) What Is the Potential Price Strategy for the Bid?
Since Ipsen Investment (18-Jul-2006)	Key Share Price Data

	Closing 12-Feb-08	$6.81	1-m average	$6.79

	52-week high	$7.77	3-m average	$6.92

	52-week low	$4.71	6-m average	$6.80

	US GAAP	IFRS
In $m	2007A	2007A	2008E	2009E	2010E	2011E

P&L Items
Revenues	31	11	41	105	186	275
Growth in %			273.2%	154.5%	76.0%	48.5%
EBITDA	(39)	(59)	(63)	(25)	25	70
Margin in %		n.m.	n.m.	n.m.	13.5%	25.3%
EBIT	(40)	(59)	(67)	(29)	21	66
Margin in %		n.m.	n.m.	n.m.	11.3%	23.9%
Interest income/(expense)	4	4	1	0	0	2
Net income	(40)	(40)	(44)	(18)	12	41
Margin in %	n.m.	n.m.	n.m.	n.m.	6.5%	14.8%
Cash Flow Items
Operating Cash Flow	(34)	(11)	(68)	(21)	24	71
o/w increase/(decrease) in Working Capital	(5)	6	(6)	5	1	1
Investing Cash Flow	2	(1)	(1)	(1)	(1)	(1)
% of Revenues	(6.8)%	9.0%	2.9%	0.7%	0.4%	0.3%
Financing Cash Flow (1)	20	-	-	-	-	-
Incr./(decr.) in cash and cash equivalents (incl. ST inv.)	(12)	(12)	(69)	(22)	24	70
Net cash/(debt) position (2)	113	113	44	22	46	116

Source: Tribeca public filings, Ipsen
(1) Including change in short term investments
(2) Excluding convertible bonds held by Ipsen

Source: Datastream as of 12-Feb-2008

[1]   Composed of: Abraxis Bioscience, Alexion Pharms., Amgen, Amylin Pharms., Biogen Idec, Biomarin Pharm., Celgene, Chas.Rvr.Labs, Gen-Probe, Genentech, Genzyme, Gilead Sciences, Illumina, Imclone Sys., Invitrogen, Millennium, Onyx Pharms., Osi Pharms., Techne and Vertex

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(2) What Is the Potential Price Strategy for the Bid? Tercica Shares Traded at Various Prices

■ Approximately 1/3 of Tercica’s shares have traded at a volume weighted average share price of $6.8 / share

Source: Datastream as of 12-Feb-2008

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(2) What Is the Potential Price Strategy for the Bid? Brokers’ Valuation Methodologies

		Revenue Multiples
Broker	Target Price ($)	Multi- ple	Ref. Year	Discount Rate	Other Valuation Methodologies	Selected Comments

Collins Stewart (23-Jan-08)	$9.0	6.0x	2011	25%	-	“By applying a 6x multiple to our 2011 revenue forecast of $150MM and discounting back to the present at a rate of 25% per annum, we arrive at a fair value for TRCA’s shares of $9.”

Stanford Group (20-Dec-07)	10.0	-	-	-	■ SoP valuation of Increlex and Somatuline (discount rate of 15%) ■ DCF valuation of the Group (WACC: 17%, perpetuity growth rate: 2%)	“We arrive at our 12-month price target of $10 by using a sum of parts analysis of the Increlex and Somatuline Depot franchises. To provide additional support for our price target, we conducted a DCF analysis which supports our sum of the parts analysis. We forecast peak Increlex sales of $200M in 2013, and peak Somatuline Depot sales of $160M in 2013. We do not include any potential revenues from TRCA’s Phase II Increlex/Nutropin combination for short stature, adult growth hormone deficiency, and possibly obesity.”

Lazard Capital (03-Nov-07)	10.0	6.0x	2011	20%	-	“Target of $10, derived from applying a 6x to our 2011E revenues of $182 M, discounted 3.25 years at 20% per year, plus $2 cash per share. The 6x multiple is within the 5-7x 2008E EV/revenue multiple for the biotech group.”

FBR & Co. (03-Nov-07)	7.0	6.0x	2009	25%	■ P/E multiple (35.0x 2013 earnings), discounted @25%	“On a back-of-the-envelope, price-to-sales basis, $7 a share, or a $480M market value, seems fair, since $95M in 2009 revenue at a multiple of 6x, discounted a year at 25%, implies a $460M valuation. Our official price target calculation is based on our $0.65 EPS estimate in 2013, a 35x P/E multiple, and a 25% discount rate (down from 35%, as we perceive less risk to future revenues).”

Robert Baird (02-Nov-07)	7.0	-	-	-	■ P/E multiple (35.0x 2010 earnings), discounted @20%	“In that big-cap commercial biotechnology companies have historically traded in an average range of 30-40X EPS estimates, we apply a 35 multiple to our 2010 EPS estimate of $0.28, discounted back by 20% per year, to derive our 12-month price target of $7.”

Lehman Brothers (09-Oct-07)	$9.0	6.5x	2010	20%	■ P/E multiple (25.0x 2010 earnings), discounted @25%	“We arrive at our $9.00 price target by applying a 25x multiple to 2010 EPS forecast of $0.61 and discounting at 25%. We believe that the 25x multiple and 25% discount rate appropriately reflect TRCA growth prospects and risk to achieving our estimates. We arrived at our previous $14 price target by applying a 6.5x revenue multiple to our prior 2010E revenue forecast of $227.3 million and discounting at 20%.”

■ Research analysts focused on a 6.0x-6.5x revenues multiple range applied to 2009-2011 Tercica revenues and discounted at a 20-25% rate

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(2) What Is the Potential Price Strategy for the Bid? Estimated Entry Price of Selected Institutional Shareholders

					Estimated	Million of Shares Held
#	Name	Country	Style	Stake	Entry Price ($)	Q1 '08	Q4 '07	Q3 '07	Q2 '07	Q1 '07
1	AIM Trimark Investments	Canada	Core Growth	7.9%	5.4	4,062,733	4,062,733	4,062,733	3,988,033	3,039,481
2	State of Wisconsin Investment Board	United States	Core Growth	4.8%	8.5	2,487,498	2,487,498	2,487,498	2,487,498	2,487,498
3	T. Rowe Price Associates, Inc.	United States	GARP	3.9%	6.8	2,001,442	2,001,442	2,001,442	1,974,142	1,972,242
4	Mazama Capital Management, Inc.	United States	Growth	2.7%	6.7	1,374,600	1,374,600	1,374,600	1,398,500	1,431,400
5	Deka Investment GmbH	Germany	Core Growth	1.8%	5.3	938,359	938,359	938,359	938,359	970,000
6	Carnegie Kapitalförvaltning AB	Sweden	Core Value	1.6%	7.3	849,951	849,951	849,951	849,951	799,951
7	AXA Framlington Investment Mgt	United Kingdom	GARP	1.6%	7.7	817,867	817,867	817,867	845,950	910,000
8	AXA Investment Managers Paris	France	Core Growth	1.6%	5.8	817,867	817,867	817,867	845,950	-
9	Granahan Investment Management Inc.	United States	Growth	1.6%	7.7	816,650	816,650	834,650	749,700	959,800
10	Dimensional Fund Advisors, LP	United States	Deep Value	1.4%	6.2	741,451	741,451	544,839	316,517	-
11	Clariden Leu	Switzerland	Core Growth	1.0%	6.7	537,228	537,228	537,228	458,085	458,085
12	DWS Investment GmbH	Germany	GARP	0.9%	8.2	465,545	465,545	465,545	472,311	512,311
13	Thrivent Asset Management, LLC	United States	GARP	0.5%	5.9	241,500	241,500	241,500	224,000	-
14	College Retirement Equities Fund	United States	GARP	0.4%	5.8	201,574	201,574	201,574	207,243	-
15	Northern Trust Company of Connecticut	United States	GARP	0.3%	6.8	150,550	150,550	150,550	124,350	123,650
16	UBS Global Asset Management	Switzerland	Core Value	0.2%	8.4	97,600	97,600	97,600	292,900	479,800
17	Morgan Stanley & Co. Inc.	United States	Broker-Dealer	0.1%	5.9	71,076	71,076	71,076	56,168	-
18	Goldman Sachs & Company, Inc.	United States	Broker-Dealer	0.1%	6.1	68,825	68,825	68,825	18,492	14,775
19	Deutsche Asset Management Americas	United States	Core Growth	0.1%	6.7	59,283	59,283	59,283	90,180	124,880
20	Credit Suisse Asset Management, LLC (US)	United States	Core Growth	0.1%	6.3	44,536	44,536	44,536	14,136	14,136
21	BlackRock Investment Management, LLC	United States	Deep Value	0.1%	6.0	41,800	41,800	41,800	38,200	7,900
22	Ohio Public Employees Retirement System	United States	GARP	0.1%	5.8	40,035	40,035	40,035	40,756	-
23	AIG Investments	United States	GARP	0.1%	5.8	28,669	28,669	28,669	27,423	-
24	BNY Mellon Asset Management	United States	Income Value	0.0%	6.2	21,933	21,933	21,933	2,310	-
25	MFC Global Investment Management	Canada	GARP	0.0%	5.8	18,535	18,535	18,535	18,535	-
26	Renaissance Technologies Corp.	United States	Hedge Fund	0.0%	6.2	17,418	17,418	17,418	0	-
27	Nordinvest	Germany	Core Growth	0.0%	5.4	17,000	17,000	17,000	20,000	20,000
28	Medical Strategy GmbH	Germany	GARP	0.0%	5.8	16,500	16,500	16,500	16,500	-
29	Northern Trust Global Investments	United States	Core Growth	0.0%	5.8	11,520	11,520	11,520	11,950	-
30	Fidelity Management & Research	United States	GARP	0.0%	7.5	6,400	6,400	6,400	6,400	318,189

			Total	33.1%	6.7	17,065,945	17,065,945	16,887,333	16,534,539	14,644,098
			Median		6.2
Source: Thomson, 12-Feb-2008

Additional Materials 41

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(2) What Is the Potential Price Strategy for the Bid? Value of Position for Board Members and Key Executives

	Ownership					Value of Position at Various Offer Price($ '000)
		Options		TOTAL	TOTAL
Name	# Shares ('000)	# ('000)	Strike ($)	Shares ('000)	in % (1)	$8.0	$10.0	$12.0
Board members
John A. Scarlett (2)	921	650	6.89	1,571	2.2%	8,087	11,229	14,370
Ross G. Clark (2)	625	140	na	765	1.1%	5,182	6,711	8,241
Alexander Barkas	18	81	na	99	0.1%	249	447	645
Karin Eastham	10	35	na	45	0.1%	126	216	306
Dr. Henner	-	45	na	45	0.1%	59	149	239
Mark Leschly	-	45	na	45	0.1%	59	149	239
David L. Mahoney	-	45	na	45	0.1%	59	149	239
Christophe Jean	-	23	na	23	0.0%	30	75	120
Total	1,573	1,064		2,637	3.6%	13,851	19,125	24,399
Key executives
Stephen N. Rosenfield	25	453	7.59	478	0.7%	387	1,344	2,301
Andrew Grethlein	5	352	5.35	356	0.5%	970	1,683	2,395
Ajay Bansal	1	310	6.43	311	0.4%	494	1,116	1,738
Thorsten von Stein	-	305	7.86	305	0.4%	42	652	1,262
Richard King	-	275	5.40	275	0.4%	715	1,265	1,815
Total	31	1,695		1,726	2.4%	2,609	6,060	9,511
Key shareholders with Board representation
MPM	6,859	-	-	6,859	9.4%	54,874	68,593	82,311
Prospect Venture	3,064	-	-	3,064	4.2%	24,508	30,635	36,762
Rho Capital Partners	3,005	-	-	3,005	4.1%	24,040	30,050	36,059
Total	12,928	-		12,928	17.8%	103,422	129,278	155,133

Source: 2007 Proxy Statement as of May 2007, SEC filings

(1) Based on diluted number of shares of 72,786,386

(2) Member of the Management Board

For options with no strike disclosed, assuming a strike price of $6.69 (weigthted average of key executives options strike price)

■    Weighted average strike price of stock options held by key executives is $6.69 / share

■    At 31-Dec-2006, the weighted average strike price of outstanding options for all Tercica employees was $6.98 / share

Additional Materials 42

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(2) What Is the Potential Price Strategy for the Bid? Premia Benchmarks

■      Special Committee and Tercica shareholders will resort to a number of benchmarks to analyse Ipsen’s offer including:

—       Transaction premium over Tercica’s recent / historic share price vs. Premia observed in minority buy-out situation

—       Transaction premium over Tercica’s recent / historic share price offered Premia observed in biotech transactions

■      Although the current situation has some similarities to a minority buyout due to Ipsen’s c. 40% ownership and the associated governance rights, it is likely that shareholders will consider this as a “straight” takeover, thus leading to a request for a “full” takeover premium

—     Minority buyout premia tend to be lower than “straight” takeover premia since the bidder already has 50%+ control prior to launch

■      Premia in precedent takeovers in the biotech sector have a median in the 35%-50%

Source: SEC filings and Thomson

[1] US targets with over $100m of market capitalisation, with acquiror owning more 51% of the capital prior to the transaction Additional Materials 43

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(2) What Is the Potential Price Strategy for the Bid? DCF Valuation Sensitivity - “Desktop” DCF Based on Brokers Consensus

Share Price Sensitivity ($ per Share)							Share Price Sensitivity ($ per Share) including Potential Upside from Combo

		Wacc							Wacc
		12%	11%	10%	9%	8%			12%	11%	10%	9%	8%
	4.5%	7.2	8.7	10.7	13.6	18.2		4.5%	10.2	11.6	13.6	16.5	21.1
Perpetuity	4.0%	6.8	8.1	9.8	12.3	16.0	Perpetuity	4.0%	9.7	11.0	12.8	15.2	18.9
Growth Rate	3.5%	6.4	7.6	9.1	11.2	14.3	Growth Rate	3.5%	9.4	10.5	12.1	14.2	17.2
	3.0%	6.1	7.1	8.5	10.3	12.9		3.0%	9.0	10.1	11.4	13.3	15.9
	2.5%	5.8	6.7	8.0	9.6	11.8		2.5%	8.7	9.7	10.9	12.5	14.7

■ Depending on assumptions regarding the Combo, a DCF on brokers’ consensus can yield a price per share in the range of $9-$12

Additional Materials 44

STRICTLY CONFIDENTIAL

(3) Tactically, How Should Ipsen Approach Tercica? Will Ipsen Perform Due Diligence?

Additional Materials 45

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(2) What Is the Potential Price Strategy for the Bid? Components of Valuation

Valuation & Components	Timing	Market Valuation Consideration

Fully valued by market
	2010-2013	Unclear how much value of potential trial upside is factored into brokers’ forecats

	2012	Overlooked by market as early stage

¢	Combo Pipeline provides additional upside to valuation
¢	Potential of non-severe application is a source of disparity between brokers

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(2) What Is the Potential Price Strategy for the Bid? Comparison of Tercica and Brokers Consensus Projections

Comparison of Projections ($m)							Key Drivers
	2007	2008	2009	2010	2011	07-11 CAGR		2007	2008	2009	2010	2011	07-11 CAGR
Increlex US							Increlex US - Patients
Tercica Business Plan	9.6	22.0	46.8	80.8	125.0	90.0%	Tercica Business Plan	398	944	1,760	2,908	4,351	81.8%
Growth in %		129.2%	112.8%	72.6%	54.7%		Brokers Consensus (1)	664	1,055	1,652	2,686	4,106	57.7%
Brokers Consensus (1)	9.7	20.1	29.8	48.8	74.1	66.2%	Delta in %	(40)%	(10)%	7%	8%	6%
Growth in %		107.3%	48.0%	64.1%	51.6%
Delta	(0.1)	1.9	17.1	32.0	51.0		Increlex US - Average Yearly Cost ($) (2)
							Tercica Business Plan	24,121	23,305	26,601	27,791	28,739	4.5%
							Brokers Consensus (1)	14,558	17,363	20,710	22,466	24,072	13.4%
Somatuline US							Delta in %	66%	34%	28%	24%	19%
Tercica Business Plan	0.6	16.2	48.9	89.5	129.5	283.3%
Growth in %		n.m.	202.0%	82.9%	44.7%		Somatuline US - Patients
Brokers Consensus (1)	0.6	14.7	43.7	70.7	103.8	261.5%	Tercica Business Plan	105	999	2,113	3,122	3,824	145.7%
Growth in %		n.m.	196.9%	61.8%	46.8%		Brokers Consensus (1)	7	408	1,339	2,369	3,549	381.9%
Delta	(0.0)	1.5	5.2	18.8	25.7		Delta in %	n.m.	145%	58%	32%	8%

							Somatuline US - Average Yearly Cost ($)
							Tercica Business Plan	5,714	16,216	23,156	28,664	33,864	56.0%
Total Revenues							Brokers Consensus (1)	22,922	21,170	24,016	25,605	27,495	4.7%
Tercica Business Plan	11.1	41.0	103.6	182.4	271.1	122.3%	Delta in %	(75)%	(23)%	(4)%	12%	23%
Growth in %		269.4%	152.7%	76.1%	48.6%
Brokers Consensus (1)	10.6	38.3	81.6	133.4	198.7	108.2%
Growth in %		261.9%	113.1%	63.5%	49.0%		COGS - % of Sales
Delta	0.5	2.7	22.0	49.1	72.4		Tercica Business Plan	60%	46%	24%	19%	17%
							Brokers Consensus (3)	54%	39%	35%	34%	34%

							R&D - % of Sales
EBIT							Tercica Business Plan	189%	82%	36%	23%	15%
Tercica Business Plan	(59.0)	(67.5)	(30.7)	17.8	61.4	n.m.	Brokers Consensus (3)	202%	86%	44%	30%	22%
Margin in %	n.m.	n.m.	(29.6)%	9.8%	22.6%
Brokers Consensus (1)	(40.4)	(57.5)	(38.9)	(14.0)	19.3	n.m.	SG&A - % of Revenues
Margin in %	n.m.	n.m.	(47.6)%	(10.5)%	9.7%		Tercica Business Plan	385%	124%	57%	36%	26%
Delta	(18.6)	(10.0)	8.2	31.8	42.1		Brokers Consensus (3)	144%	145%	75%	50%	38%

(1) Average of Stanford Group (20-Dec-2007), Lehman Brothers, FBR, Cowen and Collins Stewart (02-Nov-2007)

(1) Average of Stanford Group (20-Dec-2007) and Cowen (02-Nov-2007)

(2) For Ipsen, calculated as Sales / Number of Patients

(3) Average of Stanford Group (20-Dec-2007), Lehman Brothers, FBR, Cowen and Collins Stewart (02-Nov-2007)

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(2) What Is the Potential Price Strategy for the Bid? DCF Valuation - Key Assumptions

■	We have valued Tercica on a fundamental basis as of December 31, 2007 based upon brokers forecasts through to 2011 and GS extrapolations

■	In addition, additional value may be derived from the earlier stage combination product that we have valued using a product based DCF (assumptions outlined below) assuming a ten year economic life cycle with no terminal value

DCF Assumptions – Brokers Consensus

■	Revenues projections

	—	Brokers Consensus over 2007-2011

	—	GS extrapolation over 2012-2014: Increlex and Somatuline sales growth decreasing to 10% in 2014

	—	3.5% perpetuity growth rate

■	Cost structure

	—	Brokers consensus over 2007-2011 (in terms of % of Sales or Revenues)

	—	COGS decreasing to 30.0% of Sales in 2014, R&D to 20.0% of Sales and SG&A to 30.0% of Revenues

■	Tax Rate increasing to 40.0% by 2014

■	Capex and D&A

	—	As per Brokers Consensus over 2007-2011

	—	Constant at 0.3% of Sales over 2012-2014, D&A converging to Capex by 2014

DCF Assumptions – Upside Potential from Combo

■	US Sales and Revenues ex-US over 2012-2014 as per FBR (02-Nov-2007) with forecasts extrapolated to 2022 based the following assumptions:

	—	US peak sales expected to reach $120m by 2017 and $120m ex-US by 2020

	—	Assume a 50% profit sharing with partner for ex-US

	—	EBITDA margin as broker forecasts up to 2014 declining to 42% by the end of the period

	—	Assume 40% tax rate and no terminal value

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(2) What Is the Potential Price Strategy for the Bid? DCF Valuation - Based on Brokers Consensus

	Brokers Consensus					GS Assumptions
In $m	2007	2008	2009	2010	2011	2012	2013	2014
Increlex US	9.7	20.1	29.8	48.8	74.1	102.0	126.4	139.0
Growth in %		107.3%	48.0%	64.1%	51.6%	37.8%	23.9%	10.0%
Somatuline US	0.6	14.7	43.7	70.7	103.8	139.7	170.8	187.9
Growth in %		2320.3%	196.9%	61.8%	46.8%	34.6%	22.3%	10.0%
Increlex ex US - Brokers Consensus	0.3	3.2	7.8	13.5	20.5	28.2	35.0	38.5
Growth in %		1074.7%	144.8%	72.8%	51.5%	37.8%	23.9%	10.0%
Total Revenues	10.6	38.0	81.3	133.1	198.4	269.9	332.2	365.4

COGS	(5.6)	(13.6)	(25.5)	(40.4)	(59.8)	(78.4)	(92.8)	(98.1)
% of Sales	54.0%	39.1%	34.8%	33.8%	33.6%	32.4%	31.2%	30.0%
R&D	(20.8)	(30.0)	(32.3)	(36.0)	(38.8)	(51.2)	(61.2)	(65.4)
% of Sales	202.3%	86.2%	44.0%	30.1%	21.8%	21.2%	20.6%	20.0%
SG&A	(15.2)	(55.2)	(60.7)	(66.3)	(76.0)	(95.9)	(108.8)	(109.6)
% of Revenues	143.7%	145.3%	74.6%	49.8%	38.3%	35.5%	32.8%	30.0%

Taxes on EBIT	(0.4)	—	—	0.2	(3.0)	(9.6)	(21.4)	(36.9)
Implied Tax rate	(1.3)%	0.0%	0.0%	2.4%	12.5%	21.7%	30.8%	40.0%
D&A	1.7	2.2	1.9	1.7	1.5	1.3	1.2	1.1
% of Sales	(16.6)%	(6.2)%	(2.5)%	(1.4)%	(0.8)%	(0.6)%	(0.4)%	(0.3)%
Decrease/(Increase) in WC	3.2	(3.7)	(5.2)	(1.0)	(3.8)	(5.1)	(6.3)	(6.9)
% of Sales	(30.8)%	10.7%	7.1%	0.8%	2.1%	2.1%	2.1%	2.1%
Capex	(1.4)	0.6	(0.5)	(0.7)	(0.6)	(0.8)	(1.0)	(1.1)
% of Sales	13.4%	(1.7)%	0.6%	0.6%	0.3%	0.3%	0.3%	0.3%

Free Cash Flow	(27.9)	(61.8)	(41.1)	(9.4)	17.9	30.2	41.9	48.5

Implied Share Price ($)		Share Price Sensitivity
Enterprise Value ($m)	396.6				Wacc
Cash Position 31-Dec-2007E	72.0			11%	10%	9%
Equity Value ($m)	468.7	Perpetuity	4.0%	8.1	9.8	12.3
Non diluted NOSH (m)	51.5	Growth Rate	3.5%	7.6	9.1	11.2
Implied Share Price ($)	9.1		3.0%	7.1	8.5	10.3
Implied Exit Revenues multiple	2.1

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(2) What Is the Potential Price Strategy for the Bid? DCF Valuation - Potential Upside from Combo

In $m	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
US sales	25	40	60	80	100	120	120	120	120	80	20
Sales ex-US	-	18	35	40	60	84	96	108	120	80	20
Tercica revenues from ex-US Sales	-	9	18	20	30	42	48	54	60	40	10

Total Revenues	25	49	78	100	130	162	168	174	180	120	30
Total costs	(16)	(25)	(38)	(50)	(63)	(75)	(75)	(75)	(75)	(50)	(13)
% of Revenues	64%	51%	49%	50%	48%	46%	45%	43%	42%	42%	42%

Pre tax Cash flow	9	24	40	50	68	87	93	99	105	70	18

Post tax Cash flow	5	15	24	30	41	52	56	59	63	42	11

Implied Share Price ($)		Share Price Sensitivity ($)
Equity Value ($m)	152.4	Wacc
Non diluted NOSH (m)	51.5	11.0%	10.5%	10.0%	9.5%	9.0%
Implied Share Price ($)	3.0	2.7	2.8	3.0	3.1	3.2

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(2) What Is the Potential Price Strategy for the Bid? DCF Valuation - Cost Structure of Brokers Projections

	2007	2008	2009	2010	2011	2012	2013	2014
COGS - % of Sales
Stanford Group	65%	46%	31%	30%	29%	26%	25%
Lehman Brothers	50%	26%
FBR	53%	39%	39%	40%	41%	40%	41%	43%
Cowen	72%	57%	42%	38%	37%	37%
Collins Stewart	30%	28%	27%	27%	27%	27%
Average	54%	39%	35%	34%	34%	33%	33%	43%

R&D - % of Sales
Stanford Group	215%	88%	37%	22%	13%	10%	9%
Lehman Brothers	215%	75%
FBR	202%	102%	53%	45%	33%	24%	20%	19%
Cowen	205%	88%	42%	25%	19%	19%
Collins Stewart	175%	78%	43%	28%	23%	19%
Average	202%	86%	44%	30%	22%	18%	14%	19%

SG&A - % of Revenues
Stanford Group	141%	187%	77%	44%	25%	19%	16%
Lehman Brothers	152%	133%
Lazard Capital	135%	147%	91%	63%	52%
FBR	139%	123%	60%	46%	36%	28%	24%	21%
Cowen	143%	161%	72%	42%	30%	30%
Collins Stewart	152%	121%	73%	55%	48%	43%
Average	144%	145%	75%	50%	38%	30%	20%	21%

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(2) What Is the Potential Price Strategy for the Bid? WACC Analysis - Peer Group used by Tercica Brokers - Market Cap Between $100m and $1bn

Beta Comparable Companies						Weighted Average Cost of Capital
	Beta (1)	Market Cap ($m)	Net Fin. Debt ($m)	Net Debt / Mkt Cap	Unlevered Beta	Cost of Debt		Cost of Equity

Anesiva	0.71	184	(46)	(25.1)%	0.71	Pre-Tax Cost of Debt (2)	5.00%	Risk-Free Rate (3)	4.33%

CV Therapeutics	1.32	463	205	44.2%	1.04	Applied Tax Rate	40.0%	Market Risk Premium (4)	5.16%

Cytokinetics	1.62	161	(143)	(89.1)%	1.62			Unlevered Beta	0.99

Regeneration	0.95	266	(15)	(5.6)%	0.95			Levered Beta	0.80

Trimeris	1.05	145	(57)	(39.4)%	1.05	After Tax Cost of Debt	3.00%	Cost of Equity	8.46%

ViroPharma Inc.	0.82	668	(302)	(45.2)%	0.82	Target Gearing (D/E)	(32.3)%	E/(D+E)	147.6%

								D/(D+E)	(47.6)%
All Peers Median	0.67			(32.3%)	0.99	WACC			11.1%

Unlevered Beta	Implied Wacc
1.00	11.1%
1.50	14.2%
2.00	17.2%

Note: market capitalisation as of 12-Feb-2008

(1) Raw Beta over the last 2 years, on a weekly basis. Source: Bloomberg as of 12-Feb-2008.

(2) 250bps over convertible coupon rate on Tribeca Convertible issued to Ipsen

(3) 1-Year Risk free rate as of 14-Dec-2007

(4) Source: GS Analysis

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(2) What Is the Potential Price Strategy for the Bid? WACC Benchmarks

■	The following are discount rate ranges used in DCFs for selected public transactions

Target	Discount Rate	Key Value Driver
Abgenix	13 to 17%	Phase III data on Panitumumab
TKT	15 to 20%	Approved products Replagal and Dynepo I2S within months of Phase III data
Bone Care	12 to 17%	Approved product Hectorol
Eyetech	12 to 15%	Approved product Macugen
Vicuron	11 to 13%	NDAs filed for Dalbavancin and anidulafungin
CAT	12.5%	Approved product (royalty) Humira
Atrix	14 to 16%	Approved product (royalty) Eligard
Tularik	20 to 30%	Small molecule discovery capabilities
Corixa	20 to 25%	Vaccine enabling MPL technology

■	Late stage biotech assets (Phase III and beyond) have generally garnered ~15% discount rates on probability-weighted cash flows

■	Early stage companies and other technology-focused stories require a higher discount rate

■	Pharma company portfolios are regularly valued by internal teams using 13 to 15% discount rates

■	From a theoretical framework, biotech betas for early stage companies commonly approach 2.0.

Additional Materials 53

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(3) Tactically, How Should Ipsen Approach Tercica? Timing

Key Milestones for Tercica
Timeline	Event			Relevance
Results
[26]-Feb-2008	■	Q4 2007/FY 2007 earnings release	■	Market focuses on uptake in sales of Increlex in Europe and Somatuline Depot in the US
[03]-May-2008	■	Q1 2008 earnings release

Pipeline
H1 2008	■	Initiation of Phase II trials in Short Stature and Adult Growth Hormone Deficiency-Combination with NutropinAq (Genentech)	■ ■	Potential Upside Market doesn’t seem to fully value the potential of this combination
H1 2008	■	Data from Phase 3b MS301 (Increlex in moderate IGFD)	■ ■	Potential Downside Market expects positive results that would expand addressable market of Increlex
H2 2008	■	Data from study MS308 Phase 3b trials (Increlex 1x/day)
Tercica Internal Process
[Q1 2008]	■	Availability of updated projections

■	Current assessment at this stage is that the news flow currently expected in 2008 should have only a limited impact on Tercica’s share price
—	The market is focusing on uptake in sales of Increlex in Europe and Somatuline Depot in the US
—	Potential upside from the Phase I combination with Genentech’s Nutropin does not appear to be fully captured by research analysts or has been discounted for risk / timing

Additional Materials 54